Exhibit 5.1

Our ref: VSL/766305-000001/27530404v6

Fresh2 Group Limited 650 5th AVE Suite 2416 New York NY 10019-6108 United States

25 September 2023

Fresh2 Group Limited (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) to the Company’s Registration Statement on Form F-3 (File No. 333-256630) (the “Registration Statement”), under the Securities Act of 1933, as amended.

The Prospectus Supplement relates to the issuance and sale by the Company of $2,000,000 of Convertible Notes (the “Notes”), convertible into Class A ordinary shares (the “Ordinary Shares”) represented by the Company’s American Depositary Shares (the “ADSs”), Series C Warrants to purchase Ordinary Shares and Series D Warrants to purchase Ordinary Shares pursuant to a securities purchase agreement dated 22 September 2023 (the “Purchase Agreement”). The Prospectus Supplement also relates to certain Ordinary Shares represented by ADSs issuable upon the conversion of the Notes; certain Ordinary Shares represented by ADSs issuable in lieu of the payment of cash interest on the Notes, certain Ordinary Shares represented by ADSs issuable upon the exercise of the Series C Warrants and certain Ordinary Shares represented by ADSs issuable upon the exercise of the Series D Warrant. Each ADS represents twenty (20) Ordinary Shares. The transactions contemplated by the Purchase Agreement are referred to in this opinion letter as the “Offering”.

We are furnishing this opinion as Exhibits 5.1 to the Registration Statements.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 21 September 2023, including the Company’s Certificate of Incorporation and the Fifth Amended and Restated Memorandum and Articles of Association of the Company as registered on 14 October 2022 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 25 September 2023 (the “Directors’ Resolutions”).

1.3	A certificate of good standing with respect to the Company issued by the Registry of Corporate Affairs dated 21 September 2023 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company (a copy of which is attached as Annexure A) (the “Director’s Certificate”).

1.5	The Prospectus Supplement and the Registration Statement.

1.6	The Purchase Agreement.

1.7	A convertible note in the principal amount of US$2,000,000 dated 22 September 2023 (the “Convertible Note”) executed by the Company.

1.8	A Series C warrant to purchase ordinary shares dated 22 September 2023 (the “Series C Warrant”) executed by the Company.

1.9	A Series D warrant to purchase ordinary shares dated 22 September 2023 (the “Series D Warrant”) executed by the Company.

Documents 1.6 to 1.9 are collectively referred to as the “Transaction Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	That all public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4	The Company will have sufficient authorised number of shares to effect the issue of the Ordinary Shares at the time of issuance.

2.5	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.6	The Transaction Documents, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.7	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	No monies paid to or for the account of any party under the Transaction Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares or the securities under the Convertible Note, the Series C Warrant or the Series D Warrant.

2.11	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the law of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, and is validly existing under the laws of the British Virgin Islands.

3.2	Based solely on our review of the Memorandum and Articles, the maximum number of shares that the Company is authorised to issue is 2,430,000,000 shares of a par value of US$0.01 each, comprising of (i) 2,400,000,000 Class A Ordinary Shares of a par value of US$0.01 each, and (ii) 30,000,000 Class B Ordinary Shares of a par value of US$0.01 each.

3.3	The issue and allotment of the Ordinary Shares (a) upon the conversion of the Convertible Note, (b) in lieu of the cash payment of interest payable on the Convertible Note, (c) upon the exercise of the Series C Warrant and (d) upon the exercise of the Series D Warrant in accordance with the terms of the Convertible Note, the Series C Warrant or the Series D Warrant (as the case may be) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statements and the Transaction Documents, the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, once the Transaction Documents have been executed and delivered by an Authorized Officer (as defined in the Directors’ Resolutions), the Transaction Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption “Taxation” in the prospectus supplement forming part of the Registration Statements, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy; and

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.3	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4	In this opinion, the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus supplement included in the Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

Annexure A

Director’s Certificate

September 25, 2023

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai
Hong Kong

Fresh2 Group Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of the Company registered on 14 October 2022 remain in full force and effect and are unamended.

2	The Directors’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by each director of the Company) and have not been amended, varied or revoked in any respect.

3	The maximum number of shares that the Company is authorised to issue is 2,430,000,000 shares of a par value of US$0.01 each, comprising of (i) 2,400,000,000 Class A Ordinary Shares of a par value of US$0.01 each, and (ii) 30,000,000 Class B Ordinary Shares of a par value of US$0.01 each.

4	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents, or from issuing and allotting Shares (a) upon the conversion of the Convertible Note, (b) in lieu of the cash payment of interest payable on the Convertible Note, (c) upon the exercise of the Series C Warrant and (d) upon the exercise of the Series D Warrant.

5	The directors of the Company at the date of the Directors’ Resolutions and at the date of this certificate were and are as follows:

Xiaoyu Li

Tianruo Pu

Honggang Tian

Haohan Xu

Zhigang Zhao

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

8	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

9	Each director of the Company considers the transactions contemplated by the Registration Statement and the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	Prior to, at the time of, and immediately following the execution of the Transaction Documents, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Director